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FOR IMMEDIATE RELEASE

Contact:  Paul Knopick
714-545-0100 ext. 2465

SCHERING-PLOUGH LICENSES
ORAL ANDROGEN TO SPI PHARMACEUTICALS

COSTA MESA, Calif., Jan. 10, 1994 -- SPI Pharmaceuticals, Inc. (AMEX:SPI) and Schering-Plough Corporation have announced an agreement in which SPI will be the exclusive licensee in the U.S. and Puerto Rico of the Oreton Methyl Line (brand of methyltestosterone tablets, USP), a prescription oral androgen to be manufactured by Schering-Plough.

The product will be marketed by SPI Pharmaceuticals under the ICN
Pharmaceuticals label as Oreton Methyl 10 (10mg), under the agreement which became effective January 1, 1994. The product is professionally marketed to physicians.

Oral androgens are intended for use by males as a replacement therapy in conditions associated with a deficiency or absence of testosterone (hypogonadism). They also are a second line therapy for advanced, inoperable metastatic (skeletal) breast cancer for women who are one to five years post-menopausal.

SPI Pharmaceuticals (AMEX:SPI), headquartered in Costa Mesa, Calif., manufactures, markets and distributes more than 600 prescription and nonprescription pharmaceuticals in over 60 countries, including North and Latin America, Western and Eastern Europe and the Far East.

Schering-Plough Corporation, based in Madison, NJ, is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

Terms of the transaction were not disclosed.